Exhibit 99.1

Avigen Reports Second Quarter 2008 Financial Results

Conference Call Scheduled for 1:00 p.m. (ET) on Wednesday, July 30, 2008

ALAMEDA, CA, July 30, 2008 – Avigen, Inc. (Nasdaq: AVGN) a biopharmaceutical company innovating therapeutics for neurological care, today reported financial results for its second quarter ended June 30, 2008. At June 30, 2008, Avigen had approximately $65 million in financial assets, including cash, cash equivalents, and available-for-sale securities and restricted investments, compared with approximately $78 million at December 31, 2007. More complete financial results are detailed in the financial tables below.

“This quarter we made significant progress toward achieving our major goal for 2008 – to report data from our ongoing AV650 Phase II trial in patients with spasticity associated with multiple sclerosis,” stated Kenneth Chahine, Ph.D., J.D., Avigen’s President and Chief Executive Officer. “We completed enrollment of the planned 150 patients in the trial and remain on track to report top-line data in the fourth quarter. Looking ahead, our focus remains on having a successful end-of-Phase II interaction with the FDA in early 2009 and subsequently initiating our Phase III registration trials.

“Earlier this week, Avigen sponsored a panel of medical experts who reviewed data from a recent patient survey on spasticity management. The panel discussion underscored the significant dissatisfaction of spasticity patients with the quality of current therapies, particularly due to undesirable side effects like fatigue, drowsiness and muscle weakness. Noting that approximately 60% of survey respondents did not feel the various therapies available to them effectively managed their symptoms, the panel expressed the view that the spasticity market is likely much larger than current estimates due to a lack of patient education and the under use of current therapies. Based on expert feedback like this, we remain optimistic that AV650’s attractive safety profile will offer a significantly better option for spasticity patients than current therapies, and that with our patent strategy, the extended exclusivity potential through 2027 gives Avigen a considerable opportunity to create value for its shareholders with this product.”

AVIGEN HIGHLIGHTS

  Completed enrollment and randomization of subjects for AV650 Phase II trial in patients with spasticity associated with multiple sclerosis and expect to report data before year-end 2008

  Disclosed composition-of-mater patents for a purer form of AV650 that complies with the FDA’s standard for impurities in chronically used medicines in the United States (as reported April 30, 2008)

  Expanded agreement with Sanochemia for the development of this proprietary, purer form of AV650 (as reported July 23, 2008)

  Sponsored a spasticity expert panel live webcast on July 28th, highlighting the need for a non-sedating treatment for spasticity and recognizing the potential increase of the market (archived at www.avigen.com)

  Sponsored a patient survey conducted by WE MOVE on “Spasticity Management: The Patient’s Perspective”, which illustrates the limitations of current therapies and patient interest in non-sedating treatment

  Completed an AV411 Phase I maximum tolerated dose study, showing AV411 to be safe and well tolerated at single oral doses of up to 100mg. Notably, this is three to five times the approved daily dose in Japan for treatments such as asthma

Financial Results

Avigen reported a net loss of $7.3 million, or $0.25 per share, for the quarter ended June 30, 2008, compared to a net loss of $5.8 million, or $0.21 per share, for the quarter ended June 30, 2007. For the six months ended June 30, 2008 and 2007, Avigen reported a net loss of $14.8 million, or $0.50 per share, and $11.6 million, or $0.44 per share, respectively.

Second Quarter Results

Research and development expenses for the quarters ended June 30, 2008 and 2007 were $5.9 million and $4.8 million, respectively. Research and development expenses in the second quarter of 2008 included approximately $2.6 million in external costs associated with our clinical trials, primarily related to the two Phase II trials for AV650, and $1.2 million in external costs for ongoing preclinical activities across all our programs.

General and administrative expenses for the quarters ended June 30, 2008 and 2007 were $2.3 million and $2.1 million, respectively, and continue to reflect management’s focus on controlling overhead costs and directing more resources toward research and development activities.

Net interest income and other expenses were $703,000 and $907,000 for the three-month periods ended June 30, 2008 and 2007, respectively. This decrease primarily reflects the general decline in market interest rates that have led to a lower average yield earned on the portfolio in the 2008 period.

Six-Month Results

Research and development expenses for the six months ended June 30, 2008 and 2007 were $12.2 million and $9.2 million, respectively. During the first six months of 2008, research and development expenses included approximately $5.3 million in external costs associated with our clinical trials and approximately $2.3 million in external costs associated with ongoing preclinical activities.

General and administrative expenses for the six months ended June 30, 2008 and 2007 were $4.6 million and $4.3 million, respectively.

Net interest income and other expenses for the six months ended June 30, 2008 and 2007 were $1.5 million and $1.6 million, respectively.

Avigen’s operating expenses for the first half of 2008 are in line with management’s expectations. Included in its previous cash burn projections, in July 2008, Avigen amended its agreement with Sanochemia to share incremental costs associated with developing a proprietary, purer form of AV650. Under the terms of the amendment, Avigen will pay Sanochemia up to $5 million in additional milestone-based payments, with $2.5 million expected to be paid in the third-quarter of 2008 and the remainder expected to be paid in the second half of 2009.

Consistent with previous guidance, management expects the company’s quarterly cash burn to increase from its current level, primarily to support the needs of the AV650 program as it moves forward toward pivotal trials, and believes the company’s current financial resources will be able to fund its planned operating expenses for approximately two years. The company is still on track to end 2008 with between $40 to $45 million in cash and securities.

Conference Call Information

Avigen management will host a conference call and webcast today, Wednesday, July 30, 2008, at 1:00 p.m. ET (10:00 a.m. PT). This webcast can be accessed from the Avigen website at www.avigen.com. The conference call can be accessed by dialing 800-299-6183 for domestic callers and 617-801-9713 for international callers. The participant passcode is 82752952. A web replay will also be available following the call on the company’s website until it releases its third quarter 2008 financial results. Rebroadcast of the call will be available approximately one hour after the live call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers. The passcode is 68258121.

About Avigen

Avigen is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. Avigen is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company is advancing AV513, a novel therapy for the treatment of multiple bleeding disorders, including hemophilia A and B, toward clinical trials. For more information about Avigen, consult the company’s website at www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to Avigen’s expectations regarding the timely and reliable completion of its clinical trials, its expectations regarding reporting AV650 Phase II top-line data in the fourth quarter of 2008, its expectations regarding scheduling of an end-of-Phase II meeting with the FDA in early 2009 and subsequently initiating Phase III registration trials with AV650, Avigen’s ability to obtain meaningful patent protection for AV650, including protection that would provide exclusivity for any length of time, its expectations regarding the timing of payments to Sanochemia under the terms of its amended agreement, its expectations regarding the increase in its future quarterly cash burn levels and how long its financial resources will last, and its goal of becoming a fully integrated commercial biopharmaceutical company remaining committed to its neurology products are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no progress towards clinical trials or marketable product resulting from the effort; the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products; and the risk that early positive preclinical and clinical results will not guarantee that the potential products will ultimately be effective in treating the indications for which they are developed, or exhibit the unique properties they appear to possess. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Quarterly Report on Form 10-Q for the period ended March 31, 2008, under the caption "Risks Related to Our Business" in Item 2 of Part I of that report, which was filed with the SEC on May 12, 2008.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: ir@avigen.com

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares
and per share information)
(unaudited)	Three months ended		Six months ended
	June 30	June 30	June 30	June 30
	2008	2007	2008	2007
Revenue	$-	$-	$-	$-
Operating expenses
Research and development	5,901	4,845	12,163	9,198
General and administrative	2,261	2,073	4,550	4,336
Impairment loss related to long-lived assets	-	-	(274)	-
Total operating expenses	8,162	6,918	16,439	13,534

Loss from operations	(8,162)	(6,918)	(16,439)	(13,534)
Sublease income	118	182	173	331
Net interest income and other expense	703	907	1,514	1,610
Net loss	$(7,341)	$(5,829)	$(14,752)	$(11,593)

Basic and diluted net loss per common share	$(0.25)	$(0.21)	$(0.50)	$(0.44)

Shares used in basic and diluted net loss
per common share calculation	29,769,115	27,427,033	29,762,148	26,267,944

CONDENSED BALANCE SHEETS			June 30	December 31,
			2008	2007
(In thousands)			(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities			$56,278	$68,686
Restricted investments - current			36	428
Accrued interest and other current assets			1,278	1,495
Total current assets			57,592	70,609

Restricted investments			9,000	9,000
Property and equipment, net			619	1,263
Deposits and other assets			150	197

Total assets			$67,361	$81,069

Current liabilities			3,188	3,441

Long-term obligations			7,627	7,796
Stockholders' equity			56,546	69,832

Total liabilities and stockholders' equity			$67,361	$81,069

(1) Derived from audited financial statements.